Exhibit 99.1

CHANGE OF DISTRIBUTION ELECTION	Account #

Any requests for custodial accounts, such as an IRA or SEP, require the authorization of the custodian. Contact the custodian for such requirements.

☐ BEGIN participation in the Distribution Reinvestment Program.

I hereby direct that future cash distributions be used to purchase additional shares in the Company through the Distribution Reinvestment Program, as stated in the prospectus. Please reinvest distributions on                         shares in my account.

(Enter “all” or a specific number of shares. If not “all”, provide cash distribution instructions below.)

☐ TERMINATE participation in the Distribution Reinvestment Program.

Please send future distributions: (By electing an option below, participation in the Distribution Reinvestment Program will be terminated - if applicable)

☐ VIA MAIL to: (Complete below box.)

☐ VIA ELECTRONIC DEPOSIT (ACH) to: (Complete below box and attach voided check.)

Name of Bank, Brokerage Firm or Individual

Mailing Address

Mailing Address

City, State, Zip Code

Account Number (If Applicable)
☐ Checking ☐ Savings Bank ABA #:

Signature of Registered Owner	Signature of Co-Owner (If Applicable)

Printed Name of Registered Owner	Printed Name of Co-Owner

Social Security Number	Social Security Number

Date	Date

Phone Number